Exhibit 99.1

LOCKHEED MARTIN TERMINATES MERGER AGREEMENT WITH THE TITAN CORPORATION

Bethesda, Md., June 26, 2004 — Lockheed Martin Corporation (NYSE: LMT) announced that it has terminated the merger agreement with The Titan Corporation because Titan did not satisfy all the closing conditions on or before June 25, 2004.  Under the terms of the amended merger agreement, either party could terminate the merger agreement if Titan either (i) had not obtained written confirmation from the Department of Justice that the investigation of alleged Foreign Corrupt Practices Act (FCPA) violations was resolved as to Titan and the Department did not intend to pursue any claims against Titan; or (ii) Titan had not entered into a plea agreement on or prior to June 25, 2004, provided that the terminating party had not contributed to the failure to consummate the merger through a breach of its obligations in any material respect.  Titan did not satisfy either requirement.

The merger agreement was entered into on September 15, 2003, and was amended twice to provide additional time for Titan to resolve FCPA concerns with the U.S. Government.  The corporation declined Titan’s request for a further extension.

Headquartered in Bethesda, Md., Lockheed Martin employs about 130,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The corporation reported 2003 sales of $31.8 billion.

Contact:

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Tom Jurkowsky, (301) 897-6352
Jeff Adams, (301) 897-6308

Investor Relations Contact:
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Michael Gabaly, (301) 897-6455